Exhibit 10.4

CAPITOL ACQUISITION CORP.

509 7th Street, N.W.

Washington, D.C. 20004

June 10, 2009

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Dear Sirs:

Reference is made to that certain Underwriting Agreement (the “Underwriting Agreement”), dated November 8, 2007, between Capitol Acquisition Corp. (“Company”) and Citigroup Global Markets Inc. (“Citigroup”), as representative of the several underwriters in the Company’s initial public offering (“IPO”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement.

The Company and Pine River Capital Management LP (“Pine River”) are discussing entering into a proposed business combination transaction (the “Transaction”). As a condition to Pine River’s willingness to enter into the Transaction, Pine River has requested that Citigroup (in its own capacity and not on behalf of the other Underwriters) agrees that in lieu of Citigroup’s share of the Deferred Discount it is entitled to pursuant to Sections 2(c) and 5(dd) of the Underwriting Agreement, upon the consummation of the Transaction Citigroup will receive a fee (the “Transaction Fee”) equal to the greater of (a) 1.3% multiplied by an amount equal to the difference of (i) the value of the Trust Account on the closing date of the Transaction, less (ii) any amounts paid to the Company’s stockholders with whom the Company enters into forward or other contracts before the close of the Transaction to purchase such stockholders’ shares, less (iii) any amounts paid to stockholders of the Company who vote against the Initial Business Combination and demand that the Company convert their shares into cash, or (b) $2,000,000. Such agreement is subject to and contingent upon the consummation of the Transaction. For the purposes of the Trust Agreement, the Transaction Fee will be deemed to be the Deferred Discount and the procedures governing the payment of any Deferred Discount under such Trust Agreement will similarly apply to the Transaction Fee.

Additionally, if, following the consummation of the Transaction, the Company or any acquisition vehicle or surviving entity resulting from the Transaction, considers one or more transactions to raise debt or equity (other than exercise of the Company’s existing warrants, as amended in connection with consummation of the Transaction), the Company agrees to use its good faith commercially reasonable efforts to cause Citigroup to be offered a lead role in connection with the first two such transactions occurring within one year after consummation of the transaction; provided, however, that nothing in this agreement shall be construed as a commitment, express or implied, on the part of Citigroup to underwrite or purchase securities or to commit any capital, nor shall Citigroup be obligated to enter into an underwriting agreement or similar commitment to finance. Citigroup’s participation in any offering will be subject to, among other things, (i) satisfactory completion of all documentation for the offering (including a disclosure document and an underwriting agreement); (ii) satisfactory completion of a customary due diligence review; (iii) in Citigroup’s determination, the absence of any material adverse change in the financial markets or in the financial condition, operations or prospects of the Company (and/or any acquisition vehicle or surviving entity resulting from the Transaction); (iv) receipt of all required governmental and other approvals and appropriate legal opinions, including a 10b-5 disclosure opinion from counsel acceptable to Citigroup; and (v) approval of Citigroup’s internal commitment committee.

Very truly yours,

CAPITOL ACQUISITION CORP.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	Chief Executive Officer

Accepted and Agreed:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David Spivak
Name:	David Spivak
Title:	Managing Director